Filed Pursuant to Rule 424(b)(3)
Registration No. 333-259247

PROSPECTUS

GREENIDGE GENERATION HOLDINGS INC.

10,458,474 Shares of

Class A Common Stock

This prospectus relates to the resale of 10,458,474 shares of class A common stock, $0.0001 par value, of Greenidge Generation Holdings Inc. (“Greenidge”) that may be sold from time to time by the selling stockholders named in this prospectus, which includes:

•	6,966,974 shares of class A common stock; and

•	3,491,500 shares of class A common stock issuable upon conversion of class B common stock.

On September 14, 2021, we consummated the transactions contemplated by that certain Agreement and Plan of Merger, dated as of March 19, 2021, (the “Merger Agreement”), by and among Greenidge, Support.com, Inc. (“Support.com”) and GGH Merger Sub, Inc. (“Merger Sub”). As contemplated by the Merger Agreement, Merger Sub merged with and into Support.com, the separate corporate existence of Merger Sub ceased and Support.com survived as a wholly owned subsidiary of Greenidge (such transaction, the “Merger”).

We are registering the resale of (i) shares of class A common stock as required by the registration rights agreement, dated as of January 29, 2021, entered into by and among Greenidge and the investors in our formerly outstanding series A preferred stock and (ii) additional shares of class A common stock held by certain other stockholders.

Our registration of the securities covered by this prospectus does not mean that the selling stockholders will offer or sell any of the shares of outstanding class A common stock. The selling stockholders may offer, sell or distribute all or a portion of their shares of outstanding class A common stock publicly or through private transactions at prevailing market prices or at negotiated prices. We provide more information about how the selling stockholders may sell the shares in the section entitled “Plan of Distribution.” We will not receive any proceeds from the sales of outstanding class A common stock by the selling stockholders.

Trading of our class A common stock began on the Nasdaq Global Select Market on September 15, 2021 under the trading symbol “GREE.” On September 30, 2022, the closing sale price of our class A common stock as reported by the Nasdaq Global Select Market was $2.00.

Our class B common stock is not publicly traded. Holders of class A common stock and holders of class B common stock have substantially identical rights, except that holders of class A common stock are entitled to one vote per share and holders of shares of class B common stock are entitled to ten votes per share. Holders of class A common stock and holders of class B common stock vote together as a single class on all matters submitted to a vote of stockholders, unless otherwise required by law or our charter. Each share of class B common stock may be converted into a share of class A common stock at any time at the election of the holder.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), and are subject to reduced public company reporting requirements.

We are also a “controlled company” under the rules of The Nasdaq Stock Market LLC (“Nasdaq”) and may take advantage of certain corporate governance exemptions afforded to a “controlled company” under the rules of Nasdaq.

Investing in our class A common stock involves a high degree of risk. See “Risk Factors” beginning on page 5 of this prospectus and in the documents incorporated by reference in this prospectus to read about factors you should consider before you make an investment decision.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 6, 2022.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC using a “shelf” registration process. Under this shelf registration process, the selling stockholders may offer and sell from time to time the securities described in this prospectus. We will not receive any proceeds from the sale by such selling stockholders of the securities offered by them described in this prospectus.

You should rely only on the information contained in or incorporated by reference into this prospectus. Neither we nor the selling stockholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the selling stockholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the selling stockholders will make an offer to sell these securities in any jurisdiction where such offer or sale is not permitted. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate as of the date on the front of those documents only, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

The selling stockholders and their permitted transferees may use this prospectus to sell securities from time to time through any means described in the section titled “Plan of Distribution.” More specific terms of any securities that the selling stockholders and their permitted transferees offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement or post-effective amendment modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the section of this prospectus titled “Where You Can Find More Information.”

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC this Post-Effective Amendment No. 3, including exhibits, under the Securities Act, with respect to the class A common stock described in this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our class A common stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. You may obtain copies of this information by mail from the public reference room of the SEC at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding issuers, like us, that file electronically with the SEC. The address of that website is http://www.sec.gov.

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance with the Exchange Act, file reports, proxy and information statements and other information with the SEC. Such annual, quarterly and special reports, proxy and information statements and other information can be inspected and copied at the locations set forth above. We make available free of charge on or through our website, www.greenidge.com, our filings with the SEC pursuant to Sections 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. We make our website content available for information purposes only. Information contained on, or accessible through, our website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” certain of the information that we file with it after the date of the filing of the registration statement of which this prospectus forms a part, which means that we can disclose important information to you by referring you to the documents containing that information. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information.

The documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary), including all such documents we may file with the SEC after the date on which the registration statement that includes this prospectus was initially filed with the SEC and prior to the effectiveness of the registration statement and all such documents we may file with the SEC after the effectiveness of the registration statement, are incorporated by reference in this prospectus until the termination of the offering under this registration statement:

•	our Annual Report on Form 10-K for the year ended December 31, 2021, filed on March 31, 2022;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2022 and June 30, 2022, filed on May 16, 2022 and August 15, 2022, respectively;

•

Unaudited Pro Forma Consolidated Statements of Operations of the Company for the year ended December 31, 2021, and the notes thereto, contained in our Current Report on Form 8-K/A filed on April 1, 2022 and our Current Reports on Form 8-K filed on March  24, 2022, April 8, 2022, April 14, 2022 and September 7, 2022;

•

the description of our common stock set forth in Exhibit 4.6 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, together with any amendments or reports filed for the purpose of updating such description; and

•	Financial Statements of Support.com, Inc. contained in Exhibit 99.2 to our Current Report on Form 8-K filed on September 15, 2021 (Acc-no: 0001193125-21-273493).

We will provide a copy of these filings (including certain exhibits that are specifically incorporated by reference therein) to each person, including any beneficial owner, to whom a prospectus is delivered. You may request a copy of any or all of these filings at no cost, by writing or calling us at:

Greenidge Generation Holdings Inc.

Attention: Investor Relations

135 Rennell Drive, 3rd Floor

Fairfield, CT 06890

(203) 718-5960

Copies of certain information filed by us with the SEC, including our Annual Report and Quarterly Reports, are also available on our website at www.greenidge.com. Information contained on our website or accessible through our website is not incorporated by reference herein.

You should read the information relating to us in this prospectus together with the information in the documents incorporated by reference. Nothing contained herein shall be deemed to incorporate information furnished, but not filed, with the SEC.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated or deemed to be incorporated by reference herein include certain statements that may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act and Private Securities Litigation Reform Act of 1995 (the “PSLRA”). All statements other than statements of historical fact are forward-looking statements for purposes of federal and state securities laws. These forward-looking statements involve uncertainties that could significantly affect our financial or operating results. These forward-looking statements may be identified by terms such as “anticipate,” “believe,” “continue,” “foresee,” “expect,” “intend,” “plan,” “may,” “will,” “would,” “could” and “should” and the negative of these terms or other similar expressions. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Forward-looking statements in this document include, among other things, statements regarding our business plan, business strategy and operations in the future. In addition, all statements that address operating performance and future performance, events or developments that are expected or anticipated to occur in the future, including statements relating to creating value for stockholders, are forward-looking statements. As used herein, “we,” “us,” “our” and “Greenidge” and the “Company” refer to Greenidge Generation Holdings Inc. together with its consolidated subsidiaries.

Consequently, all of the forward-looking statements made in this prospectus are qualified by the information contained herein, including the information contained under this caption and the information under the section “Risk Factors” in our most recent Annual Report on Form 10-K filed with the SEC, as supplemented by our Quarterly Reports on Form 10-Q, and discussed elsewhere in this prospectus, each prospectus supplement and in the documents incorporated by reference in this prospectus and each prospectus supplement. No assurance can be given that these are all of the factors that could cause actual results to vary materially from the forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise, except as may be required by law.

You should not put undue reliance on forward-looking statements. No assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do occur, what impact they will have on the results of our operations, financial condition or cash flows. Actual results may differ materially from those discussed in this prospectus. All forward-looking statements speak only as of the date of this prospectus and we do not assume any duty to update or revise forward-looking statements, whether as a result of new information, future events, uncertainties or otherwise, as of any future date.

v

ABOUT GREENIDGE GENERATION HOLDINGS INC.

Cryptocurrency Datacenter and Power Generation Segment

We own cryptocurrency datacenter operations in the Town of Torrey, New York (the “New York Facility”) and in Spartanburg, South Carolina (the “South Carolina Facility” and, together with the New York Facility, the “facilities”). The New York Facility is a vertically integrated cryptocurrency datacenter and power generation facility with an approximately 106 megawatt (“MW”) natural gas power generation facility. We generate all the power we require for our cryptocurrency datacenter operations in the New York Facility, where we enjoy relatively lower market prices for natural gas due to our access to the Millennium Gas Pipeline price hub. At the South Carolina Facility, we purchase power from a supplier of approximately 60% zero-carbon sourced energy. We believe our competitive advantages include relatively low fixed costs, an efficient mining fleet and in-house operational expertise. We are currently mining bitcoin and contributing to the security and transactability of the bitcoin ecosystem while concurrently supplying power to assist in meeting the power needs of homes and businesses in the region served by our New York Facility.

As of June 30, 2022, we powered approximately 83 MW of mining capacity capable of producing an estimated aggregate hash rate of 2.5 EH/s at our facilities, substantially all of which is dedicated to bitcoin mining. Our Cryptocurrency Datacenter and Power Generation segment generates revenue i) through the exchange of bitcoins earned by application-specific integrated circuit computers (“ASICs” or “miners”) as rewards and transaction fees for U.S. dollars and, to a much lesser extent, through revenue earned from third parties for hosting ASICs owned by third parties and providing operations, maintenance and other blockchain related services to third parties and ii) through the sale of electricity generated by our power plant, and not consumed in cryptocurrency datacenter operations, to New York State’s power grid at prices set on a daily basis through the New York Independent System Operator (“NYISO”) wholesale market. We opportunistically increase or decrease the total amount of electricity sold by the power plant based on prevailing prices in the wholesale electricity market.

We believe that, over the long-term, behind-the-meter power generation capability provides a stable, cost-effective source of power for cryptocurrency datacenter activities. Our behind-the-meter power generation capability provides us with stable delivery due to the absence of any contract negotiation risk with third-party power suppliers, the absence of transmission and distribution cost risk and the firm delivery of natural gas for our New York Facility via our captive pipeline. Furthermore, our New York Facility has operated with minimal downtime for maintenance and repairs over recent years. Notwithstanding the structural stability of our behind-the-meter capabilities, we do however procure natural gas at our New York Facility through a third-party energy manager which schedules delivery of our natural gas needs from the wholesale market which is subject to price volatility. We procure the majority of our natural gas at spot prices and enter into fixed price forward contracts from time to time for the purchase of a portion of anticipated natural gas purchases based on prevailing market conditions to partially mitigate the financial impacts of natural gas price volatility and to manage commodity risk.

Support Services Segment

On September 14, 2021, Merger Sub merged with and into Support.com, with Support.com continuing as the surviving corporation and a wholly owned subsidiary of Greenidge, pursuant to the Merger Agreement, among Greenidge, Support.com and Merger Sub.

Our Support Services segment provides solutions and technical programs to customers delivered by home-based employees. The Support Services segment provides customer service, sales support, and technical support primarily to large corporations, businesses and professional services organizations. The Support Services segment also earns revenues for end-user software products provided through direct customer downloads and sale via partners. The Support Services segment operates primarily in the United States, but also has employees located in Philippines, India, Mexico, Columbia and Canada, including staff providing support services.

Implications of Being an Emerging Growth Company and Smaller Reporting Company

We qualify as an “emerging growth company” under the Jumpstart our Business Startups Act (“JOBS Act”). As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

•	have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

•

comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

•	submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay,” “say-on-frequency” and pay ratio; and

•	disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards.

In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues are $1.24 billion or more, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that are held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our common stock held by non-affiliates equals or exceeds $250 million as of the end of that year’s second fiscal quarter, or (2) our annual revenues equaled or exceeded $100 million during such completed fiscal year and the market value of our common stock held by non-affiliates equals or exceeds $700 million as of the end of that year’s second fiscal quarter.

Controlled Company Exemption

Atlas Capital Resources L.P. (“Atlas”) and its affiliates currently control approximately 90% of the voting power of our outstanding capital stock and have the power to elect a majority of our directors. Pursuant to Nasdaq listing standards, a company of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company qualifies as a “controlled company.” As a controlled company, we are exempt from certain Nasdaq corporate governance requirements, including the requirements to have (i) a board comprised of a majority of independent directors; (ii) compensation of executive officers determined by a majority of the independent directors or a compensation committee comprised solely of independent directors; and (iii) director nominees selected or recommended for our board either by a majority of the independent directors or a nominating committee comprised solely of independent directors. If we cease to be a “controlled company” and our shares continue to be listed on the Nasdaq Global Select Market, we will be required to comply with these standards and, depending on the independence-determination with respect to our then-current directors, we may be required to add additional directors to our board in order to achieve such compliance within the applicable transition periods.

Corporate Information

Our principal executive offices are located at 135 Rennell Drive, 3rd Floor Fairfield, CT 06890, and our telephone number is (203) 718-5960. We maintain a website at www.greenidge.com. Information on our website, or accessible through our website, is not incorporated by reference into or otherwise part of this prospectus.

THE OFFERING

Common stock offered by selling stockholders:	This prospectus relates to the resale of 10,458,474 shares of class A common stock that may be sold from time to time by the selling stockholders named in this prospectus, which includes:

• 6,966,974 shares of class A common stock; and

• 3,491,500 shares of class A common stock issuable upon conversion of class B common stock

Shares outstanding (as of September 30, 2022):	14,438,090 shares of class A common stock and 28,526,372 shares of class B common stock

Use of proceeds:	We will not receive any proceeds from the sales of outstanding class A common stock by the selling stockholders.

Risk factors:	Investing in our securities involves a high degree of risk and purchasers of our securities may lose their entire investment. See the section titled “Risk Factors” included or incorporated by reference in this prospectus and other information included elsewhere in this prospectus for a discussion of factors you should carefully consider before deciding to invest our securities.

Nasdaq ticket symbol:	Our class A common stock is listed on the Nasdaq Global Select Market under the trading symbol “GREE.”

The number of shares outstanding excludes:

•	583,080 shares of class A common stock issuable upon exercise of outstanding options under our 2021 Equity Incentive Plan (the “2021 Plan”) at a weighted average exercise price of $6.01 per share;

•	516,987 shares of class A common stock issuable upon the vesting of outstanding restricted stock units under the 2021 Plan; and

•	up to 1,827,080 additional shares of class A common stock that are reserved for issuance under the 2021 Plan.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully read and consider all of the risks described in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2021, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2022 and other subsequent filings made with the SEC, which are incorporated by reference into this prospectus.

The risks and uncertainties incorporated by reference into this prospectus are not the only ones we face. Additional risks and uncertainties not presently known or which we consider immaterial as of the date hereof may also have an adverse effect on our business. If any of the matters discussed in the risk factors incorporated by reference were to occur, our financial condition, business and results of operations (including cash flows) may be materially adversely affected. In that event, the market price of our class A common stock could decline, and you could lose all or part of your investment. Please read “Cautionary Statement Regarding Forward-Looking Statements.”

USE OF PROCEEDS

We will not receive any proceeds from the sale of class A common stock by the selling stockholders. The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by them for brokerage, accounting, tax or legal services or any other expenses incurred by them in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees and fees and expenses of our counsel and our accountants.

DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. Our policy is to retain all earnings, if any, to provide funds for the operation and expansion of our business and we do not anticipate paying any cash dividends in the foreseeable future. The declaration of dividends, if any, will be subject to the discretion of our board, which may consider such factors as our results of operations, financial condition, capital needs and acquisition strategy, among others. Under the Amended and Restated Bridge Promissory Note, dated August 10, 2022, by and between the Company and B. Riley Commercial Capital, LLC, that matures on June 20, 2023, the Company is restricted from paying dividends.

SELLING STOCKHOLDERS

The following table was prepared based on information provided to us by the selling stockholders. It sets forth the name and address of the selling stockholders, the aggregate number of shares of common stock that the selling stockholders may offer pursuant to this prospectus, and the beneficial ownership of the selling stockholders both before and after the offering.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares that they beneficially own, subject to applicable community property laws. Unless otherwise indicated in the footnotes below, based on the information provided to us by or on behalf of the selling stockholders, no selling stockholder is a broker-dealer or an affiliate of a broker-dealer.

For purposes of computing percentage ownership after this offering, we have assumed that all class B common stock held by the selling stockholders will be converted to class A common stock and sold in this offering. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have deemed to be outstanding all common stock subject to options, warrants or other convertible securities held by that person or entity that are currently exercisable or releasable or that will become exercisable or releasable within 60 days of September 30, 2022. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each person listed in the table below is c/o Greenidge, 135 Rennell Drive, 3rd Floor Fairfield, CT 06890.

	Common Stock Beneficially Owned Prior to this Offering						Class A Common Stock Beneficially Owned After this Offering
Name of Selling Stockholder	Class A Common Stock		Class B Common Stock		Percent Total Voting Stock(1)	Number of Class A Common Stock Being Offered	Shares		Percent(1)
Atlas Capital Resources (A9) LP(2)	0	*	19,202,652	67.3%	64.1%	2,000,000	17,202,652		40.0%
Atlas Capital Resources (A9-Parallel) LP(2)	0	*	6,895,120	24.2%	23.0%	720,000	6,175,120		14.4%
Atlas Capital Resources (P) LP(2)	0	*	702,528	2.5%	2.3%	73,000	629,528		1.5%
Dale Irwin, President(3)	0	*	772,444	2.7%	2.6%	80,000	692,444		1.6%
George (Ted) Rogers, Vice Chairman(4)	0	*	160,000	*	*	16,000	144,000	*
Rothaupt Grantor Retained Annuity Trust 2021(5)	0	*	80,000	*	*	8,000	72,000		*
Daniel Rothaupt, Director(6)	0	*	62,420	*	*	7,000	55,420		*
Timothy Lowe, Director(7)	0	*	71,208	*	*	7,500	63,708		*
Foundry Digital LLC(8)	0	*	160,000	*	*	160,000	0		*
B. Riley Securities, Inc.(9)	344,800	2.4%	0	*	*	344,800	0		*
BRF Investments, LLC(10)	800,000	5.5%	0	*	*	800,000	0		*

	Common Stock Beneficially Owned Prior to this Offering						Class A Common Stock Beneficially Owned After this Offering
Name of Selling Stockholder	Class A Common Stock		Class B Common Stock		Percent Total Voting Stock(1)	Number of Class A Common Stock Being Offered	Shares	Percent(1)
210 Capital, LLC(11)	862,174	6.0%	420,000	1.7%	1.4%	1,282,174	0	*
Whitefort Capital Master Fund, LP(12)	520,000	3.6%	0	*	*	520,000	0	*
Kershner Trading Americas, LLC(13)	416,000	2.9%	0	*	*	416,000	0	*
Nokomis Capital Master Fund, LP(14)	320,000	2.2%	0	*	*	320,000	0	*
Voss Value Master Fund, LP(15)	320,000	2.2%	0	*	*	320,000	0	*
Knott Partners LP(16)	304,000	2.1%	0	*	*	304,000	0	*
Ardsley Partners Renewable Energy Fund, L.P.(17)	240,000	1.7%	0	*	*	240,000	0	*
Bakay Capital Management, LLC(18)	196,000	1.4%	0	*	*	196,000	0	*
Bakay Capital Fund, LP(19)	196,000	1.4%	0	*	*	196,000	0	*
Pacific Capital Management LLC (20)	148,000	1.0%	0	*	*	148,000	0	*
John B. Berding(21)	128,000	0.9%	0	*	*	128,000	0	*
John B. Berding Irrevocable Children’s Trust(22)	128,000	0.9%	0	*	*	128,000	0	*
Denman Street, LLC(23)	120,000	0.8%	0	*	*	120,000	0	*
Valley High Limited Partnership(24)	120,000	0.8%	0	*	*	120,000	0	*
David. A. Durkin(25)	120,000	0.8%	0	*	*	120,000	0	*
Ohsang Kwon(26)	120,000	0.8%	0	*	*	120,000	0	*
Patrice McNicoll(27)	98,400	0.7%	0	*	*	98,400	0	*
Redcap Investments, LP(28)	80,000	*	0	*	*	80,000	0	*
David S. Hunt(29)	80,000	*	0	*	*	80,000	0	*
Placid Ventures, L.P.(30)	80,000	*	0	*	*	80,000	0	*
Kingdom Investments, Limited(31)	80,000	*	0	*	*	80,000	0	*
Columbia Hill Power Opportunities LLC(32)	80,000	*	0	*	*	80,000	0	*
Lyda Hunt-Herbert Trusts-David Shelton Hunt(33)	72,000	*	0	*	*	72,000	0	*
Joseph Robert Nardini(34)	56,000	*	0	*	*	56,000	0	*
LM Kraken LLC(35)	53,336	*	0	*	*	53,336	0	*
D&D Partners LLC(36)	53,332	*	0	*	*	53,332	0	*
OraLey Enterprises LLC(37)	53,332	*	0	*	*	53,332	0	*
Boardman Bay Master, Ltd. (38)	52,000	*	0	*	*	52,000	0	*
Investment Hunter, LLC(39)	52,000	*	0	*	*	52,000	0	*
Lion Gate Capital Inc. (40)	48,000	*	0	*	*	48,000	0	*
MACABA Holdings, LLC(41)	40,000	*	0	*	*	40,000	0	*
Lyda Hunt-Herbert Trusts-Bruce William Hunt(42)	40,000	*	0	*	*	40,000	0	*
Ardsley Ridgecrest Partners Fund, L.P.(43)	40,000	*	0	*	*	40,000	0	*

	Common Stock Beneficially Owned Prior to this Offering						Class A Common Stock Beneficially Owned After this Offering
Name of Selling Stockholder	Class A Common Stock		Class B Common Stock		Percent Total Voting Stock(1)	Number of Class A Common Stock Being Offered	Shares	Percent(1)
Bansbach Capital Group, LLC(44)	40,000	*	0	*	*	40,000	0	*
Richard J. Reisman(45)	40,000	*	0	*	*	40,000	0	*
Bond E Oman(46)	40,000	*	0	*	*	40,000	0	*
1 Main Capital Partners LP(47)	32,000	*	0	*	*	32,000	0	*
Christopher Desmarais(48)	32,000	*	0	*	*	32,000	0	*
Daniel Shribman(49)	32,000	*	0	*	*	32,000	0	*
Percy Rockdale LLC(50)	32,000	*	0	*	*	32,000	0	*
Joseph Berding(51)	24,000	*	0	*	*	24,000	0	*
Kitty Hawk Capital II, LLC(52)	20,000	*	0	*	*	20,000	0	*
Peter A. Cohen Revocable Trust(53)	16,000	*	0	*	*	16,000	0	*
Mark C. Koontz(54)	16,000	*	0	*	*	16,000	0	*
Jeffrey P Paradise(55)	16,000	*	0	*	*	16,000	0	*
Michael McManus(67)	16,000	*	0	*	*	16,000	0	*
Dugong LLC(57)	14,400	*	0	*	*	14,400	0	*
Brian Smoluch(58)	14,000	*	0	*	*	14,000	0	*
Jimmy Baker(59)	12,000	*	0	*	*	12,000	0	*
Daniel M Miller(60)	12,000	*	0	*	*	12,000	0	*
Daniel Ondeck(61)	11,200	*	0	*	*	11,200	0	*
Mike Cavanagh(62)	11,200	*	0	*	*	11,200	0	*
Eric Rajewski(63)	9,600	*	0	*	*	9,600	0	*
Austin D. Hunt(64)	8,000	*	0	*	*	8,000	0	*
Frederick Baily Dent III(65)	8,000	*	0	*	*	8,000	0	*
Kirt Family 2021 Irrevocable Trust(66)	8,000	*	0	*	*	8,000	0	*
2006 Spain Family Trust(67)	6,400	*	0	*	*	6,400	0	*
Kingsley Management LLC(68)	6,400	*	0	*	*	6,400	0	*
Harsha Rajamani(69)	6,000	*	0	*	*	6,000	0	*
Robert M. Williston III(70)	4,000	*	0	*	*	4,000	0	*
John R. Harris III(71)	4,000	*	0	*	*	4,000	0	*
Daniel T. Eubanks(72)	4,000	*	0	*	*	4,000	0	*
Thomas McGlynn(73)	4,000	*	0	*	*	4,000	0	*
Bradley Silver(74)	3,200	*	0	*	*	3,200	0	*
Michael VanHefty(75)	3,200	*	0	*	*	3,200	0	*

(1)

Applicable percentage ownership prior to this offering is based on 14,438,090 shares of class A common stock and 28,526,372 shares of class B common stock deemed to be outstanding as of September 30, 2022. As noted above, for purposes of computing percentage ownership after this offering, we have assumed that all class B common stock held by the selling stockholders will be converted to class A common stock and sold in this offering. On September 15, 2021, each outstanding share of our series A preferred stock converted into four shares of our class B common stock. Therefore, the applicable percentage ownership after this offering is based on 42,964,462 shares of class A common stock outstanding after the offering. Each share of class A common stock is entitled to one vote per share and each share of class B common stock is entitled to ten votes per share.

(2)

Based solely on the Schedule 13G filed on February 14, 2022. Consists of 19,202,652 shares of class B common stock held of record by Atlas Capital Resources (A9) LP, 6,895,120 shares of class B common stock held of record by Atlas Capital Resources (A9-Parallel) LP and 702,528 shares of class B common stock held of record by Atlas Capital Resources (P) LP. Atlas Capital Resources GP LP (“ACR GPLP”) is the general partner of these entities and Atlas Capital Resources GP LLC (“ACR GP”) is the general partner of GPLP, each of which may be deemed to beneficially own the share held by these entities. Timothy Fazio and Andrew Bursky are each a managing partner of ACR GP and may be deemed to have shared voting and investment power over the securities held by these entities. Mr. Fazio and Mr. Bursky each disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address for Mr. Fazio and Mr. Bursky is c/o Atlas Holdings LLC, 100 Northfield Street, Greenwich, CT 06830.

(3)	Consists of 772,444 shares of class B common stock which are entitled to convert into 772,444 shares of class A common stock. The address for Mr. Irwin is 2672 Cemetery Road Reading Center, NY 14876.
(4)	Consists of 160,000 shares of class B common stock which are entitled to convert into 160,000 shares of class A common stock. The address for Mr. Rogers is 6499 Walnutdale Lane, The Plains, VA 20198.
(5)

Consists of 80,000 shares of class B common stock which are entitled to convert into 80,000 shares of class A common stock. Daniel J. Rothaupt has voting and investment power over the securities as trustee of the Rothaupt Grantor Retained Annuity Trust 2021. The address for Rothaupt Grantor Retained Annuity Trust 2021 is 25 Alexander Drive, East Lyme, CT 06333.

(6)	Consists of 62,420 shares of class B common stock which are entitled to convert into 62,420 shares of class A common stock. The address for Mr. Rothaupt is 25 Alexander Drive, East Lyme, CT 06333.
(7)

Consists of 71,208 shares of class B common stock which are entitled to convert into 71,208 shares of class A common stock. The address for Mr. Lowe is P.O. Box 487, 195 Mill Street, Princeton, ME 04668.

(8)

Consists of 160,000 shares of class B common stock which are entitled to convert into 160,000 shares of class A common stock. John Michael Colyer has voting and investment power over the securities as CEO of Foundry Digital LLC. Mr. Colyer disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address for Foundry Digital LLC is 110 Pittsford Victor Road, Pittsford, NY 14534.

(9)

Consists of 344,800 shares of class A common stock issued upon exercise of a warrant issued in connection with the Merger. The address of B. Riley Securities, Inc. is 11100 Santa Monica Blvd, Suite 800, Los Angeles, CA 90025.

(10)	The address of BRF Investments, LLC is 11100 Santa Monica Blvd, Suite 800, Los Angeles, CA 90025.
(11)

Consists of (i) 862,174 shares of class A common stock, 562,174 of which were issued as an advisory fee in connection with the Merger and (ii) 420,000 shares of class B common stock, which are entitled to convert into 420,000 shares of class A common stock only in accordance with a conversion cap limit in an agreement with Greenidge that provides such class B common stock may not be converted into class A common stock if, after such conversion, the stockholder, together with its affiliates and any other person acting together with it and its affiliates, would beneficially own, as determined in accordance with Section 13(d) of the Exchange Act, more than 4.99% or 9.99%, as applicable, of Greenidge’s then issued and outstanding shares of class A common stock. The holder may increase or decrease its beneficial ownership limitation upon giving notice to Greenidge, which such increase or decrease will not be effective until the 61st day after the notice is delivered to Greenidge. On October 5, 2021, 300,000 shares of the stockholder’s class B common stock were converted into 300,000 shares of class A common stock. As members of 210 Capital, LLC, each of Covenant RHA Partners, L.P. and CCW/LAW Holdings, LLC may be deemed to have shared voting and dispositive control over the shares beneficially owned by 210 Capital, LLC. As sole member of CCW/LAW Holdings, C. Clark Webb may be deemed to have shared voting and dispositive control over the shares beneficially owned by 210 Capital, LLC. As general partner of Covenant RHA Partners, RHA Investments, Inc. may be deemed to have shared voting and dispositive control over the shares beneficially owned by 210 Capital. As president and sole shareholder of RHA Investments, Robert Alpert may be deemed to have shared voting and dispositive control over the shares beneficially owned by 210 Capital, LLC. None of Covenant RHA Partners, CCW/LAW Holdings, RHA Investments, Mr. Alpert or Mr. Webb owns any shares of Greenidge common stock directly, and each has disclaimed beneficial ownership of any shares of Greenidge common stock beneficially owned by 210 Capital, LLC. The address of 210 Capital, LLC is 4514 Cole Avenue, Suite 1600, Dallas, TX 75205.

(12)

Consists of 520,000 shares of class A common stock. Whitefort Capital Management, LP acts as the investment manager of the Whitefort Capital Master Fund, LP. Each of David Salanic and Joseph Kaplan is a Co-Managing Partner of Whitefort Capital Management, LP. By virtue of these relationships, each of Whitefort Capital Management, LP, David Salanic and Joseph Kaplan may be deemed to have voting and dispositive power with respect to the common shares owned by Whitefort Capital Master Fund, LP. The mailing address of Whitefort Capital Master Fund, LP and Whitefort Capital Management, LP is 12 East 49th Street, 40th Floor, New York, NY, 10017.

(13)

Consists of 416,000 shares of class A common stock. Andrew Scot Kershner has voting and investment power over the securities as manager of Kershner Trading Americas, LLC. The address of Kershner Trading Americas, LLC is 1825B Kramer Lane, Suite 200, Austin, TX 78758.

(14)

Consists of 320,000 shares of class A common stock. Brett Hendrickson has voting and investment power over the securities as portfolio manager of Nokomis Capital Master Fund, LP. Mr. Hendrickson disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address of Nokomis Capital Master Fund, LP is 4347 West Northwest Highway, Suite 130, P.O. Box 155, Dallas, TX 75220.

(15)

Consists of 320,000 shares of class A common stock. Travis Cocke is the sole owner of Voss Capital, the investment manager to Voss Value Master Fund, LP and is the sole owner of Voss Advisors, the general partner of Voss Value Master Fund, LP. Mr. Cocke disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address of Voss Value Master Fund, LP is 3773 Richmond Avenue, Suite 500, Houston, TX 77046.

(16)

Consists of 304,000 shares of class A common stock. David M. Knott Jr. has voting and investment power over the securities as managing member of Knott Partners LP. Mr. Knott disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address of Knott Partners LP is 485 Underhill Boulevard, Suite 205, Syosset, NY 11791.

(17)

Consists of 240,000 shares of class A common stock. Spencer Hempleman has voting and investment power over the securities as portfolio manager of Ardsley Partners Renewable Energy Fund, LP. Mr. Hempleman disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address of Ardsley Partners Renewable Energy Fund, L.P. is c/o Ardsley Partners 262 Harbor Drive, 4th Floor, Stamford, CT 06902.

(18)

Consists of 196,000 shares of class A common stock. Berke Bakay has voting and investment power over the securities as manager of Bakay Capital Management, LLC. Mr. Bakay disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address of Bakay Capital Management, LLC is 888 Prospect Street, Suite 200, La Jolla, CA 92037.

(19)

Consists of 196,000 shares of class A common stock. Berke Bakay has voting and investment power over the securities as manager of Bakay Capital Fund, LP. Mr. Bakay disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address of Bakay Capital Fund, LP is 888 Prospect Street, Suite 200, La Jolla, CA 92037.

(20)	Consists of 148,000 shares of class A common stock. The address of Pacific Capital Management LLC is 11601 Wilshire Boulevard, Suite 1925, Los Angeles, CA 90025.
(21)	Consists of 128,000 shares of class A common stock. The address of John B. Berding is 4705 Burley Hills Drive, Cincinnati, OH 45243.
(22)

Consists of 128,000 shares of class A common stock. Susan M. Berding and John B. Berding have shared voting and investment power over the securities as trustee and manager, respectively, of the John B. Berding Irrevocable Children’s Trust. Ms. Berding and Mr. Berding disclaim beneficial ownership of such shares except to the extent of their pecuniary interest therein. The address of John B. Berding Irrevocable Children’s Trust is 4705 Burley Hills Drive, Cincinnati, OH 45243.

(23)

Consists of 120,000 shares of class A common stock. John B. Berding has voting and investment power over the securities as manager of Denman Street, LLC. Mr. Berding disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address of Denman Street, LLC is 4705 Burley Hills Drive, Cincinnati, OH 45243.

(24)

Consists of 120,000 shares of class A common stock. Malcolm Fairbairn has voting and investment power over the securities as chief investment officer of Valley High Limited Partnership. Mr. Fairbairn disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address of Valley High Limited Partnership is 10 Orinda View Road, Orinda, CA 94563.

(25)	Consists of 120,000 shares of class A common stock. The address of David. A. Durkin is 156 Pear Tree Point Road, Darien, CT 06820.
(26)	Consists of 120,000 shares of class A common stock. The address of Ohsang Kwon is 38 Warren Street, Apartment 5C, New York, NY 10007.
(27)	Consists of 98,400 shares of class A common stock. The address of Patrice McNicoll is 9037 Vista Road, Anacapa, Moorpark, CA 93021.
(28)

Consists of 80,000 shares of class A common stock. Herbert Hunt Allred has voting and investment power over the securities held by Redcap Investments, LP as President of its general partner, Redcap Investments Management, LLC. Mr. Allred disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address of Redcap Investments, LP and Redcap Investments Management, LLC is 8235 Douglas Avenue, Suite 1300, Dallas, TX 75225.

(29)	Consists of 80,000 shares of class A common stock. The address of David S. Hunt is 2101 Cedar Springs Road, Suite 600, Dallas, TX 75201.
(30)

Consists of 80,000 shares of class A common stock. David S. Hunt has voting and investment power over the securities held by Placid Ventures, L.P. as President of its general partner, Propel Corp. Mr. Hunt disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address of Placid Ventures, L.P. is 2101 Cedar Springs Road, Suite 600, Dallas, TX 75201.

(31)

Consists of 80,000 shares of class A common stock. Gage A. Prichard, Sr. has voting and investment power over the securities held by Kingdom Investments, Limited as Trustee of its general partner, the William Herbert Hunt Trust Estate. Mr. Prichard disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address of Kingdom Investments, Limited is 2101 Cedar Springs Road, Suite 600, Dallas, TX 75201.

(32)

Consists of 80,000 shares of class A common stock. John W. Russell has sole and exclusive voting and investment power over the securities as Trustee of the John W Russell Jr Revocable Trust, which is managing member of Columbia Hill Power Opportunities LLC. Mr. Russell disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address of Columbia Hill Power Opportunities LLC is 10 East Delaware Place, 32E, Chicago, IL 60611.

(33)

Consists of 72,000 shares of class A common stock. Walter P. Roach and J.M. Mason have voting and investment powers over the securities as Trustees of Lyda Hunt—Herbert Trusts—David Shelton Hunt. Mr. Roach and Mr. Mason disclaim beneficial ownership of such shares except to the extent of their pecuniary interest therein. The address of Lyda Hunt—Herbert Trusts—David Shelton Hunt is 2101 Cedar Springs Road, Suite 600, Dallas, TX 75201.

(34)	Consists of 56,000 shares of class A common stock. The address of Joseph Robert Nardini is 1545 22nd Street, North Arlington, VA 22209.
(35)

Consists of 53,336 shares of class A common stock. Robert Barnard as CEO of Black Maple Capital Corporation has voting and investment power over the securities as the Investment Manager of LM Kraken LLC. Mr. Barnard disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address of LM Kraken LLC is 250 East Wisconsin Avenue, Suite 860, Milwaukee, WI 53202.

(36)

Consists of 53,332 shares of class A common stock. Robert Barnard as CEO of Black Maple Capital Corporation has voting and investment power over the securities as the Investment Manager of D&D Partners LLC. Mr. Barnard disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address of D&D Partners LLC is 250 East Wisconsin Avenue, Suite 860, Milwaukee, WI 53202.

(37)

Consists of 53,332 shares of class A common stock. Robert Barnard as CEO of Black Maple Capital Corporation has voting and investment power over the securities as the Investment Manager of OraLey Enterprises LLC. Mr. Barnard disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address of OraLey Enterprises LLC is 250 East Wisconsin Avenue, Suite 860, Milwaukee, WI 53202.

(38)

Consists of 52,000 shares of class A common stock. William Graves has voting and investment power over the securities as director of Boardman Bay Master, Ltd. Mr. Graves disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address of Boardman Bay Master, Ltd. is 1120 Avenue of the Americas, 4th Floor, New York, NY 10036.

(39)

Consists of 52,000 shares of class A common stock. Gary C. Evans has voting and investment power over the securities as manager of Investment Hunter, LLC. Mr. Evans disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address of Investment Hunter, LLC is P.O. Box 540308, Dallas, TX 75354.

(40)

Consists of 48,000 shares of class A common stock. Ken Rickel has voting and investment power over the securities as president of Lion Gate Capital Inc. Mr. Rickel disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address of Lion Gate Capital Inc. is 1900 Avenue of the Stars, Suite 625, Los Angeles, CA 90067.

(41)

Consists of 40,000 shares of class A common stock. Carter W. Hunt has voting and investment power over the securities as Vice President of MACABA Holdings, LLC. Mr. Hunt disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address of MACABA Holdings, LLC is 2101 Cedar Springs Road, Suite 600, Dallas, TX 75201.

(42)

Consists of 40,000 shares of class A common stock. Walter P. Roach and Ronald D. Hurst have voting and investment power over the securities as Trustees of Lyda Hunt—Herbert Trusts—Bruce William Hunt. Mr. Roach and Mr. Hurst disclaim beneficial ownership of such shares except to the extent of their pecuniary interest therein. The address of Lyda Hunt—Herbert Trusts—Bruce William Hunt is 2101 Cedar Springs Road, Suite 600, Dallas, TX 75201.

(43)

Consists of 40,000 shares of class A common stock. Sanford B. Prater has voting and investment power over the securities as portfolio manager of Ardsley Ridgecrest Partners Fund, LP. Mr. Prater disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address of Ardsley Ridgecrest Partners Fund, L.P. is c/o Ardsley Partners 262 Harbor Drive, 4th Floor, Stamford, CT 06902.

(44)

Consists of 40,000 shares of class A common stock. Louis Philip Bansbach has voting and investment power over the securities as manager of Bansbach Capital Group, LLC. Mr. Bansbach disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address of Bansbach Capital Group, LLC is 650 South Cherry Street, Suite 1005, Glendale, CO 80246.

(45)	Consists of 40,000 shares of class A common stock. The address of Richard J. Reisman is 155 Madison Street, Suite 201, Denver, CO 80206.
(46)	Consists of 40,000 shares of class A common stock. The address of Bond E Oman is 6119 Hillsboro Pike, Nashville, TN 37215.
(47)

Consists of 32,000 shares of class A common stock. Yaron Naymark has voting and investment power over the securities as managing member of 1 Main Capital Partners LP. Mr. Naymark disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address of 1 Main Capital Partners LP is 220 North 10th Street, Apartment 4D, Brooklyn, NY 11211.

(48)	Consists of 32,000 shares of class A common stock. The address of Christopher Desmarais is 39 Boulder Hill Road, Ridgefield, CT 06877.
(49)	Consists of 32,000 shares of class A common stock. The address of Daniel Shribman is 299 Park Avenue, New York, NY 10171.
(50)

Consists of 32,000 shares of class A common stock. Michael Gorzyniski has voting and investment power over the securities as manager of Percy Rockdale LLC. Mr. Gorzyniski disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address of Percy Rockdale LLC is 595 Madison Avenue, 29th Floor, New York, NY 10022.

(51)	Consists of 24,000 shares of class A common stock. The address of Joseph Berding is 4000 Shadow Oak Lane, Austin, TX 78746.
(52)

Consists of 20,000 shares of class A common stock. Andrew Cohen and Peter Cohen have voting and investment power over the securities as members of Kitty Hawk Capital II, LLC. Andrew Cohen and Peter Cohen disclaim beneficial ownership of such shares except to the extent of their pecuniary interest therein. The address of Kitty Hawk Capital II, LLC is c/o Peter Cohen LLC 40 West 57th Street, Suite 2020, New York, NY 10019.

(53)

Consists of 16,000 shares of class A common stock. Peter A. Cohen has voting and investment power over the securities as trustee of Peter A. Cohen Revocable Trust. Mr. Cohen disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address of Peter A. Cohen Revocable Trust is c/o Peter Cohen LLC 40 West 57th Street, Suite 2020, New York, NY 10019.

(54)	Consists of 16,000 shares of class A common stock. The address of Mark C. Koontz is 1975 Old Ballard Farm Lane, Charlottesville, VA 22901.
(55)	Consists of 16,000 shares of class A common stock. The address of Jeffrey P Paradise is 2433 Curtis Street, Denver, CO 80205.
(56)	Consists of 16,000 shares of class A common stock. The address of Michael McManus 265 Coconut Palm Road, Vero Beach, FL 32963.
(57)

Consists of 14,400 shares of class A common stock. James Carlo Cannell has voting and investment power over the securities as managing member of Dugong LLC. Mr. Cannell disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address of Dugong LLC is 245 Meriwether Circle, Alta, WY 83414.

(58)	Consists of 14,000 shares of class A common stock. The address of Brian Smoluch is 2 Water Club Way, #501 North Palm Beach, FL 33408.
(59)	Consists of 12,000 shares of class A common stock. The address of Jimmy Baker is 5608 33rd Street North, Arlington, VA 22207.
(60)	Consists of 12,000 shares of class A common stock. The address of Daniel M Miller is 70 Forest Street, 15A, Stamford, CT 06901.
(61)	Consists of 11,200 shares of class A common stock. The address of Daniel Ondeck is 13301 Beall Creek Court, Potomac, MD 20854.
(62)	Consists of 11,200 shares of class A common stock. The address of Mike Cavanagh is 1311 Baker Crest Court, McLean, VA 22101.
(63)	Consists of 9,600 shares of class A common stock. The address of Eric Rajewski is 62 Rancheria Road, Kentfield, CA 94904.
(64)	Consists of 8,000 shares of class A common stock. The address of Austin D. Hunt is 2101 Cedar Springs Road, Suite 600, Dallas, TX 75201.
(65)	Consists of 8,000 shares of class A common stock. The address of Frederick Baily Dent III is 12 Bond Street, Boston, MA 02118.
(66)

Consists of 8,000 shares of class A common stock held by Kirt Family 2021 Irrevocable Trust. Scott Elsberry is the trustee of the trust and has sole voting and investment power over the securities held by the trust. Mr. Elsberry disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address for the trust is c/o Brody Wilkinson PC 2507 Post Road, Southport, CT 06890.

(67)

Consists of 6,400 shares of class A common stock. Matthew Spain has voting and investment power over the securities as trustee of 2006 Spain Family Trust. Mr. Spain disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address of 2006 Spain Family Trust is 77 Centennial Trail, Bozeman, MT 59715.

(68)

Consists of 6,400 shares of class A common stock. Seth Appel and Rose-Ellen Appel have voting and investment power over the securities as members of Kingsley Management LLC. Seth Appel and Rose-Ellen Appel disclaim beneficial ownership of such shares except to the extent of their pecuniary interest therein. The address of Kingsley Management LLC is 9071 N Hidden Hill Loop, Park City, UT 84098.

(69)	Consists of 6,000 shares of class A common stock. The address of Harsha Rajamani is 12 Berkeley Place, Brooklyn, NY 11217.
(70)	Consists of 4,000 shares of class A common stock. The address of Robert M. Williston III is 59 Orchard Drive, Redding, CT 06896.
(71)	Consists of 4,000 shares of class A common stock. The address of John R. Harris III is 3535 Gillespie Street, #604 Dallas, TX 75219.
(72)	Consists of 4,000 shares of class A common stock. The address of Daniel T. Eubanks is 50 Meeker Hill Road, Redding, CT 06896.
(73)	Consists of 4,000 shares of class A common stock. The address of Thomas McGlynn is 166 East 82nd Street, Apartment 3A, New York, NY 10028.
(74)	Consists of 3,200 shares of class A common stock. The address of Bradley Silver is 282 Vineyard Road, Huntington, NY 11743.
(75)	Consists of 3,200 shares of class A common stock. The address of Michael VanHefty is 110 Theodore Fremd Avenue, Rye, NY 10580.

We do not currently have any arrangements which, if consummated, may result in a change of control of Greenidge.

SECURITIES ACT RESTRICTIONS ON RESALE OF SECURITIES

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted shares of our class A common stock or our warrants for at least six months would be entitled to sell their securities provided that (1) such person is not deemed to have been an affiliate of us at the time of, or at any time during the three months preceding, a sale and (2) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our class A common stock or our warrants for at least six months but who are affiliates of us at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three- month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of our class A common stock then outstanding; or

•	the average weekly reported trading volume of our class A common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Form S-8 Registration Statement

We filed a registration statement on Form S-8 under the Securities Act to register the shares of our class A common stock issued or issuable under the 2021 Plan. Such Form S-8 registration statement became effective automatically upon filing. The shares of our class A common stock issued or issuable under the 2021 Plan can be sold in the public market upon issuance, subject to applicable restrictions.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS OF OUR COMMON STOCK

The following is a summary of the material U.S. federal income and estate tax consequences of the ownership and disposition of our common stock. This summary is limited to Non-U.S. Holders (as defined below) that hold our common stock as a capital asset (generally, property held for investment) for U.S. federal income tax purposes. This summary does not discuss all of the aspects of U.S. federal income and estate taxation that may be relevant to a Non-U.S. Holder in light of the Non-U.S. Holder’s particular investment or other circumstances. Accordingly, all prospective Non-U.S. Holders should consult their own tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the purchase, ownership and disposition of our common stock.

This summary is based on provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury regulations and administrative and judicial interpretations, all as in effect or in existence on the date of this prospectus. Subsequent developments in U.S. federal income or estate tax law, including changes in law or differing interpretations, which may be applied retroactively, could alter the U.S. federal income and estate tax consequences of owning and disposing of our common stock as described in this summary. There can be no assurance that Internal Revenue Service (the “IRS”) will not take a contrary position with respect to one or more of the tax consequences described herein and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income or estate tax consequences of the purchase, ownership or disposition of our common stock.

As used in this summary, the term “Non-U.S. Holder” means a beneficial owner of our common stock that is not, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust, if (1) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more “United States persons” (within the meaning of the Code) has the authority to control all of the trust’s substantial decisions, or (2) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in such a partnership generally will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partnerships, and partners in partnerships, that hold common stock should consult their own tax advisors as to the particular U.S. federal income and estate tax consequences of purchasing, owning and disposing of our common stock that are applicable to them.

This summary does not consider any specific facts or circumstances that may apply to a Non-U.S. Holder and does not address any special tax rules that may apply to particular Non-U.S. Holders, such as:

•

a Non-U.S. Holder that is a financial institution, insurance company, regulated investment company, tax-exempt organization, pension plan, broker, dealer or trader in stocks, securities or currencies, U.S. expatriate, controlled foreign corporation or passive foreign investment company;

•	a Non-U.S. Holder holding common stock as part of a conversion, constructive sale, wash sale or other integrated transaction or a hedge, straddle or synthetic security;

•	a Non-U.S. Holder whose functional currency is not the U.S. dollar;

•	a Non-U.S. Holder that holds or receives common stock pursuant to the exercise of any employee stock option or otherwise as compensation; or

•	a Non-U.S. Holder that at any time owns, directly, indirectly or constructively, 5% or more of our outstanding common stock.

In addition, this summary does not address any U.S. state or local, or non-U.S. or other tax consequences, or any U.S. federal income or estate tax consequences for beneficial owners of a Non-U.S. Holder, including stockholders of a controlled foreign corporation or passive foreign investment company that holds common stock.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP, AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Distributions on Our Common Stock

We do not currently expect to pay any cash dividends on our common stock. If we make distributions of cash or property (other than certain pro rata distributions of common stock) with respect to our common stock, any such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles and will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. A Non-U.S. Holder who claims the benefit of an applicable income tax treaty between the United States and such holder’s country of residence generally will be required to provide a properly executed IRS Form W-8BEN or W-8BEN-E (or successor form) and satisfy applicable certification and other requirements. A Non-U.S. Holder that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may generally obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim with the IRS. Non-U.S. Holders are urged to consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

Dividends that are treated as effectively connected with a trade or business conducted by a Non-U.S. Holder within the United States and, if an applicable income tax treaty so provides, that are attributable to a permanent establishment or a fixed base maintained by the Non-U.S. Holder within the United States are generally exempt from the 30% withholding tax if the Non-U.S. Holder satisfies applicable certification and disclosure requirements. However, such U.S. effectively connected income is taxed on a net income basis at the same U.S. federal income tax rates applicable to United States persons (as defined in the Code). Any U.S. effectively connected income received by a Non-U.S. Holder that is a corporation may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence.

If the amount of a distribution exceeds our current and accumulated earnings and profits, such excess first will be treated as a tax-free return of capital to the extent of a Non-U.S. Holder’s adjusted tax basis in its shares of our common stock, and thereafter will be treated as capital gain from a disposition of common stock subject to the tax treatment described below in “ —Dispositions of Our Common Stock.”

The foregoing discussion is subject to the discussions below under “ —Backup Withholding and Information Reporting” and “ —FATCA Withholding.”

Dispositions of Our Common Stock

We believe that we may be a “United States real property holding corporation.” Generally, a corporation is a United States real property holding corporation if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. Notwithstanding our potential status as a “United States real property holding corporation,” a Non-U.S. Holder generally will not be subject to U.S. federal income tax (including U.S. withholding tax) on gain recognized on any sale or other disposition of our common stock unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States and, if an applicable income tax treaty so provides, the gain is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States; in these cases, the Non-U.S. Holder will be taxed on a net income basis at the same U.S. federal income tax rates applicable to United States persons (as defined in the Code), and if the Non-U.S. Holder is a foreign corporation, an additional branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty, may also apply;

•

the Non-U.S. Holder is a nonresident alien present in the United States for 183 days or more in the taxable year of the disposition and certain other requirements are met, in which case the Non-U.S. Holder will be subject to a 30% tax (or such lower rate as may be specified by an applicable income tax treaty) on the net gain derived from the disposition, which may be offset by U.S.-source capital losses of the Non-U.S. Holder, if any; provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses; or

•

if we were a “United States real property holding corporation,” the Non-U.S. Holder actually or constructively owns more than five percent of our common stock at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. Holder held our common stock, provided that our common stock is “regularly traded on an established securities market,” within the meaning of Section 897 of the Code and applicable Treasury Regulations, during the calendar year in which the sale or other disposition occurs.

The foregoing discussion is subject to the discussions below under “ —Backup Withholding and Information Reporting” and “ —FATCA Withholding.”

Federal Estate Tax

Our common stock that is owned (or treated as owned) by an individual who is not a U.S. citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise and, therefore, may be subject to U.S. federal estate tax.

Backup Withholding and Information Reporting

Generally, distributions in respect of our common stock to a Non-U.S. Holder and the amount of any tax withheld from such payments must be reported annually to the IRS and to the Non-U.S. Holder. Copies of these information returns may be made available by the IRS to the tax authorities of the country in which the Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty. Under certain circumstances, backup withholding of U.S. federal income tax may apply to distributions in respect of our common stock to a Non-U.S. Holder if the Non-U.S. Holder fails to certify under penalties of perjury that it is not a United States person.

Payments of the proceeds of the sale or other disposition of our common stock to or through a foreign office of a U.S. broker or of a foreign broker with certain specified U.S. connections will be subject to information reporting requirements, but generally not backup withholding, unless (i) the broker has evidence in its records that the payee is not a United States person, and the broker has no actual knowledge or reason to know to the contrary or (ii) the payee otherwise establishes an exemption. Payments of the proceeds of a sale or other disposition of our common stock to or through the U.S. office of a broker will be subject to information reporting and backup withholding unless the payee certifies under penalties of perjury that it is not a United States person (and the payor has no actual knowledge or reason to know to the contrary) or otherwise establishes an exemption.

Any amount withheld under the backup withholding rules generally will be allowed as a refund or credit against a Non-U.S. Holder’s U.S. federal income tax liability (if any); provided that the required information is timely furnished to the IRS. Non-U.S. Holders should consult their tax advisors about the filing of a U.S. federal income tax return in order to obtain a refund.

FATCA Withholding

Non-U.S. Holders should be aware that, under Sections 1471 through 1474 of the Code (“FATCA”), a 30% withholding tax will be imposed on certain payments (which could include distributions in respect of our common stock) to a foreign entity if such entity fails to satisfy certain disclosure and reporting rules that in general require that (i) in the case of a foreign financial entity, the entity or a related entity register with the IRS and identify and provide information in respect of financial accounts with such entity held (directly or indirectly) by United States persons and United States owned foreign entities, and (ii) in the case of a non-financial foreign entity, the entity identify and provide information in respect of substantial United States owners of such entity. Foreign entities that hold our common stock generally will be subject to this tax unless they certify on an applicable IRS Form W-8 (generally, IRS Form W-8BEN-E) that they comply with, or are deemed to comply with, or are exempted from the application of, these rules.

Various requirements and exceptions are provided under FATCA and additional requirements and exceptions may be provided in subsequent guidance. Further, the United States has entered into many intergovernmental agreements (“IGAs”) with foreign governments relating to the implementation of, and information sharing under, FATCA and such IGAs may alter one or more of the FATCA information reporting rules.

Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such taxes. Holders are encouraged to consult with their tax advisors regarding the possible implications of FATCA on their investment in our common stock.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of our class A common stock on any stock exchange, market or trading facility on which the shares are traded or quoted or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits Investors;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	through the writing of options on the shares;

•	to cover short sales made after the date that this registration statement is declared effective by the Commission;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share; and

•	a combination of any such methods of sale.

The selling stockholders may also sell shares under Rule 144 of the Securities Act, if available, rather than under this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if it deems the purchase price to be unsatisfactory at any particular time.

The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker- dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker- dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of our class A common stock in block transactions to market makers or other purchasers at a price per share which may be below the then existing market price. We cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be “underwriters” as that term is defined under the Securities Act, the Exchange Act and the rules and regulations of such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts.

The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. The selling stockholders have not entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Exchange Act, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. In the event that any of the selling stockholders are deemed an affiliated purchaser or distribution participant within the meaning of Regulation M, then the selling stockholders will not be permitted to engage in short sales of our class A common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In addition, if a short sale is deemed to be a stabilizing activity, then the selling stockholders will not be permitted to engage in a short sale of our class A common stock. All of these limitations may affect the marketability of the shares.

If a selling stockholder notifies us that it has a material arrangement with a broker-dealer for the resale of class A common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholder and the broker-dealer.

LEGAL MATTERS

The validity of the class A common stock covered by this prospectus will be passed upon by Shearman & Sterling LLP. An investment vehicle comprised of certain partners of Shearman & Sterling LLP, members of their families and other related persons has an interest in us representing less than 0.25% of our aggregate capital stock.

EXPERTS

Our consolidated financial statements as of and for the years ended December 31, 2021 and 2020 incorporated by reference herein, have been audited by Armanino LLP, an independent registered public accounting firm, as set forth in their report, incorporated by reference herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Support.com as of and for the years ended December 31, 2020 and 2019 incorporated by reference herein, have been audited by Plante & Moran, PLLC, an independent registered public accounting firm, as set forth in their report, incorporated by reference herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Greenidge Generation Holdings Inc.

10,458,474 Shares of

Class A Common Stock

PROSPECTUS

October 6, 2022